EXHIBIT 10.21

MPEG-4 VISUAL PATENT PORTFOLIO LICENSE

This Agreement is made this 1st day of October, 2007 by and between MPEG LA, L.L.C., a limited liability company of Delaware having a principal place of business in Denver, Colorado, U.S.A. (hereinafter “Licensing Administrator”); and DivX, Inc., a Delaware Corporation, having a principal place of business in 4780 Eastgate Mall, San Diego, CA 92121 U.S.A. (hereinafter “Licensee”).

WHEREAS, ISO/IEC and the Moving Pictures Experts Group have jointly adopted an international standard relating to visual data compression, formally known as ISO/IEC 14496-2, and referred to in this Agreement as the “MPEG-4 Visual Standard” (as more fully defined herein below);

WHEREAS, Canon, Inc., a corporation of Japan, having a principal place of business in Tokyo, Japan; Competitive Technologies, Inc., a corporation of Delaware, U.S.A., having a principal place of business in Fairfield, Connecticut, U.S.A.; Curitel Communications, Inc., a corporation of Korea, having a principal place of business in Seoul, Korea; France Télécom, société anonyme, a corporation of France, having a principal place of business in Paris, France; Fujitsu Limited, a corporation of Japan, having a principal place of business in Kawasaki, Japan; General Electric Capital Corporation, a corporation of Delaware, U.S.A., having a principal place of business in Norwalk, Connecticut, U.S.A.; GE Technology Development, Inc., a corporation of Delaware, U.S.A., having a principal place of business in Princeton, New Jersey, U.S.A.; Hitachi, Ltd., a corporation of Japan, having a principal place of business in Tokyo, Japan; KDDI Corporation, a corporation of Japan, having a principal place of business in Tokyo, Japan; Koninklijke Philips Electronics N.V., a corporation of the Netherlands, having a principal place of business in Amsterdam, the Netherlands; LG Electronics, Inc., a corporation of Korea, having a principal place of business in Seoul, Korea; Matsushita Electric Industrial Co., Ltd., a corporation of Japan, having a principal place of business in Osaka, Japan; Microsoft Corporation, a corporation of Washington, U.S.A., having a principal place of business in Redmond, Washington, U.S.A.; Mitsubishi Electric Corporation, a corporation of Japan, having a principal place of business in Tokyo, Japan; Oki Electric Industry Co., a corporation of Japan, having a principal place of business in Tokyo, Japan; Robert Bosch GmbH, a corporation of Germany, having a principal place of business in Stuttgart, Germany; Samsung Electronics Co., Ltd., a corporation of Korea, having a principal place of business in Seoul, Korea; SANYO Electric Co., Ltd., a corporation of Japan, having a principal place of business in Osaka, Japan; Sharp Kabushiki Kaisha, a corporation of Japan, having a principal place of business in Osaka-Fu, Japan; Sony Corporation, a corporation of Japan, having a principal place of business in Tokyo, Japan; Telenor Communication II AS, a corporation of Norway, having a principal place of business in Fornebu, Norway; Toshiba Corporation, a corporation of Japan, having a principal place of business in Tokyo, Japan; and Victor Company of Japan, Ltd., a corporation of Japan, having a principal place of business in Yokohama, Japan; (hereinafter collectively the “Licensors” or individually “Licensor,” as more fully defined in this Agreement) each own and have the right to license, or have the right to sublicense, one or more patents, utility models and/or enforceable allowed patent or enforceable allowed utility model applications published for opposition which claim apparatus and/or methods necessary for compliance with the MPEG-4 Visual Standard;

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WHEREAS, each Licensor believes that the MPEG-4 Visual Standard represents significant advances in the field of digital visual data compression, which will make available innovative new products and services to the public, and for this reason desires to encourage widespread adoption of the MPEG-4 Visual Standard by video product and video service industries throughout the world;

WHEREAS, each Licensor hereby commits to make available individual licenses and/or sublicenses under any and all MPEG-4 Visual Essential Patents licensable or sublicensable by the Licensor (without payment to any third party) to any individual, company or other entity requiring such a license and/or sublicense on fair, reasonable and nondiscriminatory terms and conditions in light of the terms offered herein;

WHEREAS, each Licensor has granted the Licensing Administrator a worldwide, nonexclusive license and/or sublicense under all MPEG-4 Visual Essential Patents licensable or sublicensable by the Licensor without payment to any third party to allow the Licensing Administrator to grant worldwide, nonexclusive sublicenses under all such MPEG-4 Visual Essential Patent(s) under the terms hereof;

WHEREAS, the Licensors desire to make available, through the Licensing Administrator, license rights under their respective MPEG-4 Visual Essential Patents in a single sublicense with a variety of licensing and royalty payment choices for licensees for the convenience of any individual, company or other entity desirous of acquiring such rights, thereby avoiding the need of such individual, company or other entity to obtain separate licenses from each of the Licensors under its MPEG-4 Visual Essential Patent(s);

WHEREAS, the Licensing Administrator desires to grant MPEG-4 Visual Patent Portfolio Licenses to all individuals, companies and other entities requiring such a license under the terms and conditions set forth herein;

WHEREAS, nothing in this Agreement precludes the respective Licensors from licensing or sublicensing rights under individual MPEG-4 Visual Essential Patent(s) to make, use, sell, or offer to sell products or processes including, but not limited to, the rights licensed in the MPEG-4 Visual Patent Portfolio License;

WHEREAS, Licensee understands that this MPEG-4 Visual Patent Portfolio License is offered for the convenience of Licensee to, among other things, (i) obtain rights under the patents of several entities in a single license; and (ii) pay a single royalty without having to compute the number of MPEG-4 Visual Essential Patent(s) used. Licensee understands that it is free to contact any Licensor to negotiate a license for any Patent offered herein on any terms and conditions which may be mutually acceptable to such Licensee and Licensor;

WHEREAS, Licensee understands that it may execute this Agreement as either a Legal Entity or an Enterprise (as those terms are defined herein);

WHEREAS, Licensee understands (subject to its election under Subsections 3.1.1 and 3.1.2) that no royalty is required to be paid on any product Manufactured, used or Sold unless such product infringes an existing Patent that would be infringed but for the license(s) granted under this Agreement; and

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WHEREAS, Licensee elects in its sole discretion to enter into this Agreement rather than exercise its option to negotiate individual licenses with one or more Licensors under whatever Patent(s) Licensee desires, and Licensee desires for its own convenience to obtain rights which Licensee has elected under the MPEG-4 Visual Essential Patent(s) of the Licensors as offered by this Agreement in a single sublicense from the Licensing Administrator under the terms hereof.

NOW, THEREFORE, the Licensing Administrator and Licensee AGREE AS FOLLOWS:

0.	EFFECTIVE DATE

0.1	This License Agreement shall be effective as of January 1, 2000.

1.	DEFINITIONS

The definitions set forth in this Section shall apply to the following terms when used with initial capital letters in this Agreement, its attachments, and amendments hereto. The below definitions may be changed by the Licensing Administrator upon written notice to the Licensee in light of changed market conditions in order to effectuate the purpose of this Agreement.

1.1	Affiliate - shall mean a corporation, company, or other entity which now or hereinafter, directly or indirectly, controls, is controlled by or is under common control with a party. The term “control” as used in this Section 1.1 shall mean (a) ownership of more than 50% of the outstanding shares representing the right to vote for directors or other managing officers of such corporation, company or other entity, or for a corporation, company or other entity which does not have outstanding shares, of more than 50% of the ownership interest representing the right to make decisions for such corporation, company or other entity, or (b) a relationship similar to that described in Subsection 1.1(a) deemed by the Licensing Administrator in its sole discretion to represent “control.” An entity shall be deemed an Affiliate only so long as such “control” exists.

1.2	Agreement - shall mean this sublicense between the Licensing Administrator and Licensee, including exhibits, attachments, amendments and modifications hereto.

1.3	Arm’s-Length Sale - shall mean a Sale between or among unrelated entities at competitive conditions which prevail in the market or the equivalent of such Sale.

1.4	Calendar Year - shall mean the period commencing on January 1 and concluding on December 31 of any year.

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1.5	Confidential Information - shall mean any information given to the Licensing Administrator pursuant to Article 5 of this Agreement which is designated “confidential” by Licensee.

1.6	Consumer - shall mean a natural person acting in his or her own personal capacity and not engaged in commercial activity or activity for which he or she receives any remuneration.

1.7	E-mail - shall mean an application for transferring text messages, data, video and/or attached files, electronically between users over one or more networks using various network protocols, such as Internet Protocol and Simple Mail Transfer Protocol.

1.8	End User - shall mean any person or entity which orders, purchases, retrieves, receives or is specifically sent MPEG-4 Video for their or its own personal or commercial use, whether alone or in combination with any other product, and not for re-Sale.

1.9	Enterprise - shall mean a Legal Entity and its Affiliates.

1.10	Enterprise Licensee - shall mean a Licensee which elects an Enterprise License under Section 2.7 hereof.

1.11	Free Television MPEG-4 Video - shall mean MPEG-4 Video which constitutes television broadcasting which is sent to an End User and/or a Consumer by an over-the-air, satellite and/or cable Transmission, and which is not paid for by an End User. In order to constitute Free Television MPEG-4 Video, such MPEG-4 Video must not be licensable under Sections 2.3, 2.4 or 2.6 of this Agreement.

1.12	Fully Functioning - shall mean a component independently capable of encoding or decoding MPEG-4 Video but not an integrated End-User product.

1.13	Internet Broadcast MPEG-4 Video – shall mean MPEG-4 Video that is neither Title-by-Title MPEG-4 Video nor Subscription MPEG-4 Video but that is sent to an End User by means of the World Wide Web or Internet through the End User’s use of, for example, a Web Browser or an electronic transfer between users over one or more networks using one or more network protocols such as the Internet Protocol or Simple Mail Transfer Protocol. MPEG-4 Video shall not be Internet Broadcast MPEG-4 Video if the End User pays remuneration to the Seller of such Video for the right to receive or view such video.

1.14	Legal Entity - shall mean a corporation, limited liability company, partnership or other entity recognized by state, provincial or national law as having the power to sue or be sued.

1.15	Licensed Product (Licensed Products) - shall mean any product, including software, licensed under Article 2 of this Agreement.

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1.16	Licensors (individually Licensor) - shall mean Canon, Inc.; Competitive Technologies, Inc.; Curitel Communications, Inc.; France Télécom, société anonyme; Fujitsu Limited; General Electric Capital Corporation; GE Technology Development, Inc.; Hitachi, Ltd.; KDDI Corporation; Koninklijke Philips Electronics N.V.; LG Electronics, Inc., Matsushita Electric Industrial Co., Ltd.; Microsoft Corporation; Mitsubishi Electric Corporation; Oki Electric Industry Co.; Robert Bosch GmbH, Samsung Electronics Co., Ltd.; SANYO Electric Co., Ltd.; Sharp Kabushiki Kaisha; Sony Corporation; Telenor Communication II AS; Toshiba Corporation; and Victor Company of Japan, Ltd.; subject to additions and deletions from time to time, as identified in Attachment 1 hereto.

1.17	Manufacture (Manufactured) (Manufacturer) - shall mean fabrication, reproduction, copying, assembly, or otherwise making of substantially the entire finished MPEG-4 Visual Product.

1.18	MPEG-4 Video - shall mean video information encoded in compliance with the MPEG-4 Visual Standard.

1.19	MPEG-4 Video Decoder(s) - shall mean a decoder used to decode MPEG-4 Video.

1.20	MPEG-4 Video Encoder(s) - shall mean an encoder used to encode MPEG-4 Video.

1.21	MPEG-4 Visual Essential Patent - shall mean any and all claim(s), but only such claim(s), in a Patent which are necessarily infringed in connection with the use or implementation of the MPEG-4 Visual Standard under the laws of the country which issued or published the Patent.

1.22	MPEG-4 Visual Patent Portfolio - shall mean the portfolio of MPEG-4 Visual Essential Patent(s) initially identified in Attachment 1 hereto, which portfolio may be supplemented or reduced from time to time in accordance with the provisions of this Agreement.

1.23	MPEG-4 Visual Patent Portfolio Patent - shall mean an MPEG-4 Visual Essential Patent under which a Licensor has the right to grant a license or sublicense to a third party (without payment to any third party) with the right of such third party to grant sublicenses, and which is included in the MPEG-4 Visual Patent Portfolio.

1.24	MPEG-4 Visual Product(s) - shall mean any product or thing in whatever form which constitutes or contains one or more fully functioning MPEG-4 Video Decoder(s) or MPEG-4 Video Encoder(s).

1.25	MPEG-4 Visual Related Patent - shall mean any and all claims, but only such claims, in any Patent in the field of visual data compression which is not an MPEG-4 Visual Essential Patent but which are infringed by an apparatus or a method using or implementing the MPEG-4 Visual Standard under the laws of the country which issued or published the Patent.

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1.26	MPEG-4 Visual Royalty Product - shall mean a product for which a royalty is payable to the Licensing Administrator hereunder.

1.27	MPEG-4 Visual Standard - shall mean the MPEG-4 standard for simple, core, main, simple scalable, N-bit, basic animated texture, scalable texture, simple FA, advanced real time simple, core scalable, advanced coding efficiency, advanced core, advanced scalable texture, simple FBA, hybrid, advanced simple, fine granularity scalable, simple studio, and/or core studio profiles as defined in ISO/IEC 14496-2:2001 [Part 2 Visual dated 2001-12-01], 14496-2:2001/Amd.1:2002 [Studio profile dated 2002-02-01], or 14496-2:2001/Amd.2:2002 [Streaming video profile dated 2002-02-01].

1.28	Patent(s) - shall mean any issued patent or issued utility model of any country, or any enforceable allowed patent application or enforceable allowed utility model application, published for opposition in any country.

1.29	Personal Computer - shall mean a device Sold to an End User which comprises one or more processing units and peripheral units that are controlled by, or in communication with, a computer operating system capable of performing multiple functions, including, but not limited to at least the following: internet access, word processing, e-mail sending and receiving, spreadsheet calculations, database management, and data storage and retrieval. A Personal Computer may also be capable of encoding and/or decoding MPEG-4 Video but such capability shall not be, in the sole judgment of the Licensing Administrator, the primary function of a device in order for that device to be a Personal Computer. A Personal Computer shall not mean hardware products that have as their primary purpose a limited functionality or limited functionalities such as a personal digital assistant (“PDA”), mobile phone, set-top box, gaming console or DVD player.

1.30	Sale (Sell) (Sold) - shall mean any sale, rental, lease, license, copying, reproduction, Transmission, or other form of distribution of an MPEG-4 Visual Product or the Transmission of MPEG-4 Video for use in connection with an MPEG-4 Visual Product. For purposes of Subsections 3.1.1, 3.1.2, and 3.1.5 of this Agreement, a Manufacture or Sale shall be deemed to take place in the country in which title to the MPEG-4 Visual Product passes from Licensee, in the country in which a Transmission occurs or encoding occurs, except that if there is no MPEG-4 Visual Essential Patent in such country, then a Manufacture or Sale shall be deemed to take place in the country in which the MPEG-4 Visual Product is used by an End User.

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1.31	Subscriber - shall mean either (a) an identified End User which, during any Calendar Year, uses an MPEG-4 Video Decoder or, if the identity of such End User is not known to the Licensee, (b) a decoder which is used by an End User at any time during any Calendar Year to decode any Subscription MPEG-4 Video. With respect to each licensee’s royalty and royalty reporting obligations under Article 3 hereof, a Subscriber shall be counted as only one Subscriber regardless of the level of any individual Subscriber’s use and/or viewing of MPEG-4 Video in any Calendar Year.

1.32	Subscription MPEG-4 Video - shall mean MPEG-4 Video which is not Title-by-Title MPEG-4 Video and for which an End User is obligated to pay any form of remuneration. Subscription MPEG-4 Video shall include, but is not limited to, MPEG-4 Video Transmitted by satellite, internet, cable or mobile telephone and which is paid for by the End User based on the End User’s access to or usage of such MPEG-4 Video over a specific period of time.

1.33	Title - shall mean an identification given to a segment of MPEG-4 Video that generally concerns a related topic or topics and has what is generally considered to be a beginning and an end. By way of example only, a Title shall include a motion picture, a television show, a sporting event, a news broadcast, and categories of “short features” such as movie trailers, sports highlights, news updates, or other MPEG-4 Video which is advertised or marketed by the provider or seller of such video under a single name, or other single identification.

1.34	Title-by-Title MPEG-4 Video - shall mean MPEG-4 Video which is Sold to an End User in connection with the End User’s request for the specific content represented by the Title of MPEG-4 Video and for which an End User is obligated to pay any form of remuneration. Title-by-Title MPEG-4 Video shall include, but is not limited to, MPEG-4 Video contained on physical media, pay per view, video on demand and digital internet, mobile or other downloads or streams requested by the End User and paid for by the End User either on a transaction-by-transaction or any other basis. Title-by-Title MPEG-4 Video shall not include video which contains only advertising distributed by an entity for its own products and such entity receives no revenue in connection with the Transmission of such MPEG-4 Video except from Sales of its own products advertised in such MPEG-4 Video. No royalty shall be payable by a Licensee for Transmitting MPEG-4 Video as specifically described in the preceding sentence and as limited thereby.

1.35	Transmits (Transmission) (Transmitted) - shall mean the act of distributing, disseminating, streaming or otherwise delivering to a third party any MPEG-4 Video.

1.36	Web Browser - shall mean a network application for presenting information obtainable from web servers via one or more networks using various network protocols, such as the Internet Protocol, the Hypertext Transfer Protocol and the File Transfer Protocol.

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2.	LICENSING ADMINISTRATOR GRANT

2.1	MPEG-4 Video Decoder(s). Subject to the terms and conditions of this Agreement (including, without limitation, Articles 3 and 7), the Licensing Administrator hereby grants to Licensee, a Manufacturer and/or Seller of (i) MPEG-4 Video Decoders for sale to End Users directly or through a chain of distribution and/or (ii) Fully Functioning decoders for Personal Computers, a royalty-bearing worldwide, nonexclusive, nontransferable sublicense under all MPEG-4 Visual Essential Patent(s) in the MPEG-4 Visual Patent Portfolio to make, have made, Sell or offer for Sale MPEG-4 Video Decoders, and for a Consumer to use such decoders to decode MPEG-4 Video for their own personal use. NO OTHER LICENSE IS GRANTED IN THIS SECTION 2.1, BY IMPLICATION OR OTHERWISE, TO MANUFACTURE, SELL OR USE ANY DECODER.

2.2	MPEG-4 Video Encoder(s). Subject to the terms and conditions of this Agreement (including, without limitation, Articles 3 and 7), the Licensing Administrator hereby grants to Licensee, a Manufacturer and/or Seller of (i) MPEG-4 Video Encoders for sale to End Users directly or through a chain of distribution and/or (ii) Fully Functioning encoders for Personal Computers, a royalty-bearing, worldwide, nonexclusive, nontransferable sublicense under all MPEG-4 Visual Essential Patent(s) in the MPEG-4 Visual Patent Portfolio to make, have made, and Sell or offer for Sale MPEG-4 Video Encoders and for a Consumer to use such encoders to encode MPEG-4 Video for their own personal use. NO OTHER LICENSE IS GRANTED IN THIS SECTION 2.2, BY IMPLICATION OR OTHERWISE, TO MANUFACTURE, SELL OR USE ANY ENCODER.

2.3	Title-by-Title MPEG-4 Video. Subject to the terms and conditions of this Agreement (including, without limitation, Article 3), the Licensing Administrator hereby grants to Licensee, a (i) replicator or manufacturer of physical media which contains MPEG-4 Video and/or (ii) Seller of Title-by-Title MPEG-4 Video to an End User, a royalty bearing, worldwide, nonexclusive, nontransferable sublicense under all MPEG-4 Visual Essential Patent(s) in the MPEG-4 Visual Patent Portfolio for Licensee and End User to use any MPEG-4 Visual Product in connection with the Title-by-Title MPEG-4 Video for which a royalty is paid pursuant to this Agreement. NO OTHER LICENSE IS GRANTED IN THIS SECTION 2.3, BY IMPLICATION OR OTHERWISE.

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2.4	Subscription MPEG-4 Video. Subject to the terms and conditions of this Agreement (including, without limitation, Article 3), the Licensing Administrator hereby grants to Licensee, a Seller of Subscription MPEG-4 Video to an End User, a royalty-bearing, worldwide, nonexclusive, nontransferable sublicense under all MPEG-4 Visual Essential Patent(s) in the MPEG-4 Visual Patent Portfolio for Licensee and End User to use any MPEG-4 Visual Product in connection with the Subscription MPEG-4 Video for which a royalty is paid pursuant to this Agreement and which is Sold by Licensee to the End User. NO OTHER LICENSE IS GRANTED IN THIS SECTION 2.4, BY IMPLICATION OR OTHERWISE.

2.5	Free Television MPEG-4 Video. Subject to the terms and conditions of this Agreement (including, without limitation, Article 3), the Licensing Administrator hereby grants to Licensee who (i) Transmits Free Television MPEG-4 Video to an End User; and (ii) who is the apparent source of the video to the End User, a royalty-bearing, worldwide, nonexclusive, nontransferable sublicense under all MPEG-4 Visual Essential Patent(s) in the MPEG-4 Visual Patent Portfolio for Licensee and End User to use any MPEG-4 Visual Product in connection with Free Television MPEG-4 Video for which a royalty is paid pursuant to this Agreement and which is Transmitted by Licensee to the End User. NO OTHER LICENSE IS GRANTED IN THIS SECTION 2.5, BY IMPLICATION OR OTHERWISE.

2.6	Internet Broadcast MPEG-4 Video. Subject to the terms and conditions of this Agreement (including, without limitation, Article 3), the Licensing Administrator hereby grants to Licensee, a Seller of Internet Broadcast MPEG-4 Video to an End User, a royalty-bearing (except as provided in Subsection 3.1.6), worldwide, nonexclusive, nontransferable sublicense under all MPEG-4 Visual Essential Patent(s) in the MPEG-4 Visual Patent Portfolio for Licensee and for End User to use any MPEG-4 Visual Product in connection with the Internet Broadcast MPEG-4 Video for which any required royalty paid pursuant to this Agreement has been paid and which is Sold by Licensee to the End User. NO OTHER LICENSE IS GRANTED IN THIS SECTION 2.6, BY IMPLICATION OR OTHERWISE.

2.7	Enterprise License. Subject to the terms and conditions of this Agreement (including, without limitation, Articles 2 (as they apply to each individual Licensed Product), 3 and 7) the Licensing Administrator hereby grants to an Enterprise Licensee those licenses granted under Sections 2.1 and 2.2 herein and/or those licenses granted under Sections 2.3 through 2.6 (for which a separate royalty is payable pursuant to the terms of Subsection 3.1.7).

2.8	No License or Immunity Unless Expressly Granted. NO LICENSE, NON-ASSERT OR IMMUNITY IS GRANTED BY EITHER PARTY HERETO TO THE OTHER PARTY HERETO, EITHER DIRECTLY OR BY IMPLICATION, ESTOPPEL OR OTHERWISE, OTHER THAN AS EXPRESSLY PROVIDED IN SECTIONS 2.1 THROUGH 2.7, 8.3 AND 8.4 OF THIS AGREEMENT.

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2.9	No Sublicenses. The sublicenses granted in Sections 2.1 through 2.7 of this Agreement do not include the right of the Licensee to grant any further sublicenses. The Licensing Administrator is willing to offer an MPEG-4 Visual Patent Portfolio License to any Affiliate of Licensee.

2.10	Scope of License Grant. Notwithstanding anything to the contrary herein, all licenses granted under this Agreement are limited to a field of use to comply with the MPEG-4 Visual Standard. No other licenses for any other purpose or use are granted herein.

3.	ROYALTY AND PAYMENTS

3.1	Royalties for Licenses under MPEG-4 Visual Essential Patents in the MPEG-4 Visual Patent Portfolio. For those licenses offered in Article 2 hereof and elected by Licensee under MPEG-4 Visual Essential Patents in the MPEG-4 Visual Patent Portfolio, Licensee shall pay to the Licensing Administrator, for the benefit of Licensors, for each license elected by Licensee (subject to the terms of Section 3.2), throughout the term of this Agreement, the applicable royalties as follows:

3.1.1	MPEG-4 Video Decoders. At the option of Licensee the royalty for the sublicense granted pursuant to Section 2.1 hereof shall be either (A) twenty-five United States Cents (U.S. $0.25) upon the Sale of each MPEG-4 Video Decoder Manufactured or Sold in a country in which there is in force one or more MPEG-4 Visual Patent Portfolio Patent(s) that would be infringed absent a license hereunder; or (B) twenty-four United States Cents (U.S. $0.24) upon the Sale of each MPEG-4 Video Decoder; provided, however, that (i) no royalties shall be payable for the first 50,000 MPEG-4 Video Decoders Sold in any Calendar Year; and (ii) the maximum royalty payable by a Legal Entity in each Calendar Year shall be one million United States Dollars (U.S. $1,000,000); provided further, however, that the foregoing subsection (i) shall be applicable to only one Legal Entity within an Enterprise in any Calendar Year.

3.1.2

MPEG-4 Video Encoders. At the option of Licensee, the royalty for the sublicense granted pursuant to Section 2.2 hereof shall be either (A) twenty-five United States Cents (U.S. $0.25) upon the Sale of each MPEG-4 Video Encoder Manufactured or Sold in a country in which there is in force one or more MPEG-4 Visual Patent Portfolio Patent(s) that would be infringed absent a license hereunder; or (B) twenty-four United States Cents (U.S. $0.24) upon the Sale of each MPEG-4 Video Encoder; provided, however, that (i) no royalties shall be payable for the first

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50,000 MPEG-4 Video Encoders Sold in any Calendar Year; and (ii) the maximum royalty payable by a Legal Entity in each Calendar Year shall be one million United States Dollars (U.S. $1,000,000); provided further, however, that the foregoing subsection (i) shall be applicable to only one Legal Entity within an Enterprise in any Calendar Year.

3.1.3	Title-by-Title MPEG-4 Video. The royalty for the sublicense granted pursuant to Section 2.3 hereof upon the Sale of Title-by-Title MPEG-4 Video shall be as follows:

Title-by-Title MPEG-4 Video	Royalties Payable

For each Title that is 12 minutes or less in length when measured at normal viewing speed	$ 0.00

For each Title that is longer than 12 minutes in length when measured at normal viewing speed	2.0% of the remuneration paid in Licensee’s first Arm’s-Length Sale or $0.02 per Title, whichever is lower

In no event, however, shall the royalty due in any Calendar Year for all licenses offered in Sections 2.3, 2.4, 2.5 and 2.6 of this Agreement exceed $3,000,000 for each Licensee.

3.1.4	Subscription MPEG-4 Video. The royalty for the sublicense granted pursuant to Section 2.4 hereof upon the Sale of Subscription MPEG-4 Video shall be as follows:

Subscribers	Royalties Payable Per Calendar Year
0 to 100,000	$0.00
100,001 to 250,000	$25,000
250,001 to 500,000	$50,000
500,001 to 1,000,000	$75,000
1,000,001 to 5,000,000	$100,000
5,000,001 to 25,000,000	$200,000
25,000,001 or more	$300,000

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In no event, however, shall the royalty due in any Calendar Year for all licenses offered in Sections 2.3, 2.4, 2.5 and 2.6 of this Agreement exceed $3,000,000 for each Licensee.

3.1.5	Free Television MPEG-4 Video. The royalty for the sublicense granted pursuant to Section 2.5 hereof for the Transmission of Free Television MPEG-4 Video shall be a one-time royalty fee of $2,500 per transmission encoder. In no event, however, shall the royalty due in any Calendar Year for all licenses offered in Sections 2.3, 2.4, 2.5 and 2.6 of this Agreement exceed $3,000,000 for each Licensee.

3.1.6	Internet Broadcast MPEG-4 Video. During the initial term of this Agreement as specified in Section 6.1, there shall be no royalty payable for the sublicense granted pursuant to Section 2.6 hereof upon the Sale of Internet Broadcast MPEG-4 Video. For Sales of Internet Broadcast MPEG-4 Video after December 31, 2008, the royalty payable for the Sale of Internet Broadcast MPEG-4 Video shall be no more than the economic equivalent of royalties payable during the same time for Free Television MPEG-4 Video. Royalties payable as of January 1, 2009 shall be announced by the Licensing Administrator no later than January 1, 2008.

3.1.7	Enterprise Licensees. Pursuant to Section 2.7 and notwithstanding anything to the contrary in Section 2.9 hereof, and in lieu of the cumulative royalties specified respectively in each of (a) Subsections 3.1.1 and 3.1.2, or (b) Subsections 3.1.3, 3.1.4, 3.1.5 and 3.1.6, a Licensee and its Affiliates which are Licensees under the MPEG-4 Visual Patent Portfolio License and are identified in writing to the Licensing Administrator by Licensee shall pay no more than $3,000,000 per annum. A Licensee may elect options (a) and (b) above and pay no more than $6,000,000 per annum. A Licensee also may elect the license provided by this Section 3.1.7 by notifying the Licensing Administrator in writing by February 28 in any Calendar Year and shall pay to the Licensing Administrator the maximum amount specified in this Section 3.1.7 by March 31 of the Calendar Year to which such royalty is applicable.

3.1.8	Alternative Royalty Computation. With respect to the royalties payable under Subsections 3.1.3, 3.1.4 and 3.1.5 hereof, the Licensing Administrator, for the convenience of Licensee, may at the sole discretion of the Licensing Administrator agree to alternative royalty computations with Licensee which are the economic equivalent of those specified in such Sections.

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3.2	Applicable Royalty Payments. The royalties set forth in this Article 3 are additive as to each MPEG-4 Visual Royalty Product to the extent that individual royalties specified in Subsections 3.1.1 through 3.1.6 are applicable thereto including, without limitation, when multiple such MPEG-4 Visual Royalty Product(s) are included in a single product Sold to an End User. No royalties shall be payable under Subsection 3.1.1 for the license granted under Section 2.1 in the event, and only in the event, that Licensee transmits with MPEG-4 Video, for which a royalty is paid under the terms hereof, an MPEG-4 Video Decoder that has no function and no capability other than decoding the video, and only that video, with which it is transmitted or replicated.

3.3	Election of License and Royalty Payment Options. License and royalty payment options provided to Licensees under Articles 2 and 3 may be elected annually by each Licensee by provision of notice to the Licensing Administrator with reports as provided in Section 3.11.

3.4	The Payment of Running Royalties Upon the Sale of MPEG-4 Video Decoders, MPEG-4 Video Encoders, or Any Combination of the Above Sold in an Encrypted, Disabled, or Otherwise Unusable Form (for purposes of this Section 3.4, collectively “Encrypted Products”).

3.4.1	Royalties pursuant to this Article 3 are payable upon the Sale of Encrypted Products in which the MPEG-4 Visual functionality of the Encrypted Product is encrypted, disabled or otherwise unusable only:

3.4.1.1	upon the distribution of a key or other instrumentality allowing the Encrypted Product to be used to decode and/or encode bit streams compliant with the MPEG-4 Visual Standards; or

3.4.1.2	if the encryption, disablement or other method employed to prevent use of the Encrypted Product is generally breached; or

3.4.1.3	if Licensee fails to take reasonable steps to insure that the MPEG-4 Visual functionality is encrypted, disabled or otherwise unusable.

3.5	Payment Schedule.

3.5.1

Payment of Royalties. Except as provided in Section 3.6 hereof, royalties payable pursuant to Subsections 3.1.1, 3.1.2 and 3.1.3 of this Agreement that accrue after the latest signature date specified on the final page of this Agreement shall be payable by Licensee to the Licensing Administrator semiannually as measured from such signature date to the last business day of each six-month period thereafter for MPEG-4 Visual Royalty Products

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Manufactured or Sold during the immediately preceding semiannual period ending on the last business day of the second month preceding the month when royalties are payable. Except as provided in Section 3.11, such royalties shall be paid to the Licensing Administrator and shall be accompanied by a statement pursuant to Section 3.11 of this Agreement, which statement shall be deemed to be true and correct unless shown otherwise in an audit in accordance with Section 3.12 of this Agreement.

3.5.2	Royalties Payable Pursuant to Subsection 3.1.4. Royalties payable pursuant to Subsection 3.1.4 shall be paid by February 28 and by August 31 in each Calendar Year. Royalties payable by August 31 shall reflect the number of Subscribers during the period January 1 through June 30 of the Calendar Year and royalties payable by February 28 shall reflect the number of new Subscribers added during the period July 1 through December 31 of the preceding Calendar Year.

3.5.3	Royalties Payable Pursuant to Subsection 3.1.5. Royalties payable pursuant to Subsection 3.1.5 shall be paid annually by March 31 of any Calendar Year to which such royalties apply.

3.5.4	Back Royalties. Any royalties pursuant to the above schedule which were not previously paid and which accrued during the period from January 1, 2004 to the latest signature date of this Agreement shall be payable within one calendar month of such signature date or end of accrual period, together with accrued interest of ten percent (10%) per annum from the date such royalty would have been payable had this Agreement been entered into on January 1, 2004.

3.6	Payments Upon Termination or Expiration. Within thirty (30) days after the effective date of termination or expiration of this Agreement, Licensee shall pay the Licensing Administrator any and all amounts that are due pursuant to this Agreement as of the effective date of such termination or expiration, together with applicable royalty statements for such payment in accordance with Section 3.11 of this Agreement.

3.7	Form of Payment. Any payment made under the provisions of this Agreement shall be made in United States Dollars and by wire transfer to the account designated by the Licensing Administrator in writing to Licensee or by other means of payment acceptable to the Licensing Administrator in its sole discretion.

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3.8	Taxes. In addition to the royalties set forth in Article 3 of this Agreement, Licensee shall pay or reimburse the Licensing Administrator for any and all taxes, such as sales, excise, value added, use taxes, and similar taxes of the Licensee, based on payments to be made hereunder in a jurisdiction(s) where such taxes are required. The royalties set forth in Article 3 of this Agreement shall be subject to withholding of any taxes of the Licensors required by applicable law, Licensors being the effective beneficial owner of all royalties.

3.8.1	At the Licensee’s request, the Licensing Administrator shall file any certificate or other document which may cause any tax that is so payable by the Licensee to be avoided or reduced.

3.8.2	The Licensee shall not be required to pay or reimburse the Licensing Administrator for taxes based upon the net worth, capital, net income, or franchise of the Licensing Administrator, nor for taxes imposed upon the Licensing Administrator solely by reason of the Licensing Administrator’s doing business in or being incorporated in the jurisdiction imposing such taxes.

3.8.3	The Licensee shall reasonably cooperate with the Licensing Administrator in respect of mitigating any withholding taxes, including providing such information as may be required by the Licensing Administrator for purposes of obtaining refunds of any taxes withheld.

3.8.4	The Licensing Administrator shall reasonably cooperate and provide such information as may be required by the Licensee for any purpose or reason relating to taxation.

3.8.5	If the Licensee in good faith contests any tax that is so payable or reimbursable by the Licensee, the Licensing Administrator shall reasonably cooperate in such contest at the Licensee’s expense.

3.8.6	The Licensing Administrator shall pass on to the Licensee any tax refunds received by the Licensing Administrator with respect to the Licensee’s previous payment or reimbursement of applicable taxes hereunder, if any.

3.9	Late Payments. Any payment required hereunder that is received by the Licensing Administrator after the date it is due pursuant to the terms of Article 3 hereof (including unpaid portions of amounts due) shall bear interest, compounded monthly, at the lesser of ten percent (10%) per annum or the highest interest rate permitted to be charged by the Licensing Administrator under applicable law.

3.9.1	Any interest charged or paid in excess of the maximum rate permitted by applicable law shall be deemed the result of a mistake and interest paid in excess of the maximum rate shall be promptly credited or refunded (at Licensee’s option) to Licensee.

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3.10	Dishonored Checks. If the Licensing Administrator permits a payment to be made under this Agreement by check and the check is dishonored, the payment may, at the Licensing Administrator’s option, be deemed not to have been made.

3.11	Statements. Royalty statements required under this Agreement shall be provided in electronic form to the Licensing Administrator at least thirty (30) days before a royalty payment, if any, associated with such statement is or would be due. Such statement shall, when applicable, prominently identify under which Section and/or subsection of Article 3 Licensee has elected to pay royalties. For Licensees which are required to pay royalties pursuant to Subsections 3.1.1 and 3.1.2 (as a result of electing the licenses under Sections 2.1 and 2.2), such statements shall either:

(A)	indicate that the Licensee has opted to pay $0.25 upon the Sale of each MPEG-4 Video Encoder and/or Decoder in countries in which there is in force one or more MPEG-4 Visual Patent Portfolio Patent(s) that would be infringed absent a license hereunder and show in reasonable detail and separately identify for each MPEG-4 Visual Royalty Product both (i) the quantity and country of Manufacture of any and all MPEG-4 Visual Royalty Products Sold by Licensee during such reporting period and (ii) the quantity and country of Sale of any and all MPEG-4 Visual Royalty Products Sold by Licensee during such reporting period, and a calculation of the royalties, if any, which are payable by virtue of such Manufacture and Sale of MPEG-4 Visual Royalty Products during the period when the payment, if any, accrued; or

(B)	indicate that Licensee has opted to pay $0.24 upon the Sale of each MPEG-4 Video Encoder or Decoder, as the case may be, and show in reasonable detail and separately identify for each MPEG-4 Visual Product the quantity Sold during such period, and a calculation of the royalties, if any, which are payable by virtue of such Sale of MPEG-4 Visual Royalty Products during the period when the payment, if any, accrued.

A Licensee that has elected to report pursuant to clause (A) or (B) shall continue to report under such clause until the beginning of the next Calendar Year. Notwithstanding anything to the contrary herein, for Licensees which have reached the maximum annual royalty payable pursuant to Subsections 3.1.1, 3.1.2, 3.1.3, 3.1.4 or 3.1.5, and have no royalty payment obligation (or have reached the maximum royalty payable) under Subsections 3.1.5 or 3.1.6 or have paid an applicable royalty under Subsection 3.1.7 no further statement is required. Royalties paid pursuant to Subsection 3.1.3 shall be accompanied by a statement which shall show in reasonable detail (a) the total remuneration received by Licensee during such reporting period and a calculation of the royalties, if any, which are due (if Licensee elects to pay 2% of the remuneration received as specified in Subsection 3.1.3) or (b) the number of Titles Sold during such reporting period and a

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calculation of the royalties, if any, which are due (if Licensee elects to pay $0.02 per Title Sold as specified in Subsection 3.1.3). Such statement shall also show in reasonable detail both (a) the quantity and country of Manufacture of any and all Titles Sold by Licensee during such reporting period and (b) the quantity and country of Sale of any and all Titles Sold by Licensee during such reporting period. A Sale for purposes of reports for royalties payable under Subsection 3.1.3 shall be deemed to take place in the country in which legal title to the Title passes from Licensee, or, at the election of the Licensing Administrator, in the country in which the Title is Transmitted. Royalties paid pursuant to Subsection 3.1.4 shall be accompanied by a statement which shall show in reasonable detail the number of Subscribers for MPEG-4 Subscription Video during such reporting period and the country of Sale and Manufacture of the MPEG-4 Subscription Video Sold to each Subscriber, and a calculation of the royalties, if any, which are due. Royalties paid pursuant to Subsection 3.1.5 shall be accompanied by a statement which shall show in reasonable detail the number of transmission encoder(s) (for which a royalty has not already been paid by Licensee) used by Licensee. For the convenience of Licensee, the Licensing Administrator may, in its sole discretion, agree to other forms of reports.

3.11.1	All such statements shall be certified by an employee of Licensee authorized to make such certification.

3.11.2	The Licensing Administrator shall maintain all information in such statements of Licensee as Confidential Information in accordance with Article 5 of this Agreement, except to the extent that the information is needed by the Licensing Administrator to report to the Licensors the aggregate royalties paid by all sublicensees of the Licensing Administrator. In no event shall the Licensing Administrator provide to any of the Licensors information on royalties paid on a licensee-by-licensee basis unless required by law, court order, or rule or regulation.

3.12	Audits.

3.12.1	Books and Records. All Licensees shall keep and maintain accurate and detailed books and records for each Calendar Year adequate for the Licensing Administrator to ascertain the royalties payable hereunder. Books and records pertaining to a particular royalty reporting period shall be maintained for three (3) years from the date on which a royalty is paid or becomes due in respect of such period.

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3.12.2	Audit Rights. The Licensing Administrator shall have the right to audit or have audited the books and records of Licensee relating to payments hereunder for the sole purpose of verifying the amounts due and payable hereunder, not more than once per Calendar Year (unless any audit reveals a shortfall as provided in this section) upon reasonable notice to the Licensee. All such audits shall be conducted during reasonable business hours of the Licensee.

3.12.2.1	Any such audit shall be performed by an independent certified public accountant(s) or equivalent (“Auditor”) selected by the Licensing Administrator and acceptable to Licensee, whose consent shall not be unreasonably withheld, in the country where the audit is to take place. Licensee shall fully cooperate with Auditor in conducting such audit and shall permit Auditor to inspect and copy such portions of the Licensee’s books and records that the Auditor deems appropriate and necessary in accordance with the professional standards applicable to the Auditor in the country where the audit is to take place (“Necessary Records”). It shall be a material breach of this Agreement for Licensee to fail to provide to Auditor said Necessary Records.

3.12.2.2	Licensing Administrator shall have the Auditor (and each member or employee thereof participating in the audit) agree not to disclose any information learned by the Auditor in the audit to any Licensor, nor use any such information, except for providing the Licensing Administrator with a statement of payments due by Licensee in sufficient detail consistent with Article 3 of this Agreement.

3.12.2.3	The cost of an audit in accordance with this Section 3.12 shall be at the expense of the Licensing Administrator; provided, however, the Licensee shall bear the cost of the audit if the audit reveals any underpayment which in the aggregate is greater than five percent (5%) of the amount actually due for the period being audited. Any payments due by Licensee under this Subsection 3.12.2.3 shall be due within thirty (30) days of notice from the Licensing Administrator.

3.12.2.4	Within thirty (30) days after receiving notice from the Licensing Administrator of any shortfalls uncovered, Licensee shall pay (i) any shortfalls plus interest as set forth in Section 3.9 herein, as measured from the date when such shortfall should have been paid; and (ii) the cost of the audit if required under Subsection 3.12.2.3.

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4.	REPRESENTATIONS AND WARRANTIES

4.1	The Licensing Administrator represents and warrants that it has the authority, power and right to grant the rights and licenses to Licensee under this Agreement.

4.2	Licensee represents and warrants that (a) it is entering into this Agreement for its own convenience in acquiring patent rights necessary for compliance with the MPEG-4 Visual Standard from multiple Licensors in a single transaction rather than electing its option to negotiate separate license agreements with individual Licensors; (b) Licensee is fully aware that the Patents in the MPEG-4 Visual Patent Portfolio may not include all present and future MPEG-4 Visual Essential Patent(s), and that this Agreement may not provide Licensee with all the patent or other rights needed to perform the activities contemplated by Licensee in entering into this Agreement; and (c) Licensee understands that the terms of this Agreement require the payment of the same specified royalty regardless of whether one or more patents are infringed. The Licensing Administrator and Licensee recognize that Licensee has the right to separately negotiate a license with any or all of the Licensors under any and all of the MPEG-4 Visual Patent Portfolio Patents under terms and conditions to be independently negotiated by each Licensor, and that this Agreement has been entered into freely and at the option of Licensee.

4.3	Licensee represents and warrants that it has not granted an exclusive license under an MPEG-4 Visual Essential Patent owned by Licensee and has not assigned an MPEG-4 Visual Essential Patent in anticipation of entering into this Agreement. Notwithstanding anything to the contrary in this Agreement, Licensors reserve the right to grant to Licensing Administrator an exclusive license under any MPEG-4 Visual Patent Portfolio Patent with respect to any particular party.

4.4	Each party represents and warrants that it will comply with all applicable laws, regulations or ordinances pertaining to its performance hereunder.

4.5	Each party represents and warrants that this Agreement and the transactions contemplated hereby do not violate any agreements to which it is subject as a party or otherwise.

4.6	Each party further represents and warrants that in executing this Agreement it does not rely on any promises, inducements, or representations made by any party or third party with respect to this Agreement or any other business dealings with any party or third party, now or in the future.

4.7	Each party represents and warrants that it is not presently the subject of a voluntary or involuntary petition in bankruptcy or the equivalent thereof, does not presently contemplate filing any such voluntary petition, and does not presently have reason to believe that such an involuntary petition will be filed against it.

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4.8	Licensee and the Licensing Administrator recognize that the royalties payable hereunder shall neither increase nor decrease because of an increase or decrease in the number of Patents licensed hereunder or because of an increase or decrease in the prices of Licensed Products.

4.9	Other than the express warranties of this Article, there are NO OTHER WARRANTIES, EXPRESS OR IMPLIED.

5.	CONFIDENTIAL INFORMATION

5.1	For a period of five (5) years as measured from the date of first disclosure pursuant to this Agreement, the Licensing Administrator agrees to use reasonable care and discretion, commensurate with that degree of care it uses to protect similar information of its own, to avoid disclosure, publication, or dissemination of received Confidential Information, outside of those employees, officers or consultants of the Licensing Administrator who have a need to know Confidential Information.

5.2	Disclosure by the Licensing Administrator of Confidential Information under Section 5.1 of this Agreement shall be permitted in the following circumstances; provided, that the Licensing Administrator shall have first given reasonable notice to Licensee that such disclosure is to be made:

5.2.1	In response to an order of a court, legal process or other governmental body;

5.2.2	As otherwise required by law;

5.2.3	As necessary to establish rights under this Agreement; or

5.2.4	If necessary in a proceeding before a governmental tax authority.

5.3	Notwithstanding any other provisions of this Agreement, the obligations specified in Section 5.1 of this Agreement will not apply to any information that:

5.3.1	Is or becomes publicly available without breach of this Agreement; or

5.3.2	Is released for disclosure by written consent of the Licensee.

6.	TERM AND TERMINATION

6.1

Term and Certain Royalty Rates on Renewal. This Agreement shall expire on December 31, 2008. Upon expiration, this Agreement shall be automatically renewed for successive five (5) year periods for the life of any MPEG-4 Visual Patent Portfolio Patent (unless terminated pursuant to Section 6.4) upon notice of renewal to Licensee by the Licensing Administrator. Renewal may be conditioned upon compliance with any reasonable amendments or changes to the

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terms and conditions of this Agreement as set forth in such notice. Such reasonable change or amendment may take into account prevailing market conditions, changes in technological environment, and available commercial products at the time of each five (5) year renewal. In no event shall the royalty rates applicable to each specific Licensed Product increase upon each renewal of this Agreement by more than twenty-five percent (25%) of the royalty rates applicable to such specific Licensed Product and specific license grant as set forth in the sublicense immediately prior to renewal. Licensee understands that provisions regarding the payment of royalties for the licenses granted pursuant to Section 2.6 hereof shall be added to this Agreement upon renewal and shall be effective as of January 1, 2009 and that the above shall not apply.

6.2	Termination for Material Breach. The Licensing Administrator shall have the right to terminate this Agreement upon breach of a material provision thereof by the Licensee. Subject to Subsection 6.5.5, such termination for material breach shall become effective upon the Licensing Administrator sending written notice to the Licensee specifying the breach, and the failure of the Licensee to demonstrate, to the satisfaction of the Licensing Administrator, that Licensee has cured such breach within thirty (30) days of the sending of such notice. A material breach as that term is used herein shall include, but is not limited to:

6.2.1	Failure of the Licensee to make payments and provide statements in accordance with this Agreement; or

6.2.2	Failure of the Licensee to maintain adequate books and records or to permit an audit in accordance with Article 3 of this Agreement; or

6.2.3	Failure of the Licensee to grant licenses to MPEG-4 Visual Essential Patent(s) licensable or sublicensable by Licensee in accordance with Article 8 of this Agreement; or

6.2.4	Failure of the Licensee to provide notice to customers as provided in Article 7 of this Agreement.

6.3	Partial Termination in the Event of Litigation. The Licensing Administrator, upon the instruction of a Licensor, shall terminate Licensee’s sublicense under any MPEG-4 Visual Patent Portfolio Patent(s) licensed or sublicensed to the Licensing Administrator by such Licensor in the event that the Licensee has brought a lawsuit or other proceeding for infringement of an MPEG-4 Visual Related Patent(s) and/or an MPEG-4 Visual Essential Patent(s) against such Licensor, and Licensee has refused to grant the Licensor a license on fair and reasonable terms and conditions under the MPEG-4 Visual Related Patent(s) and/or MPEG-4 Visual Essential Patent(s) upon which the lawsuit or other proceeding is based. For purposes of this Section 6.3 only, the Licensor’s per patent share of royalties payable pursuant to Article 3 of this Agreement shall be presumed to be a fair and reasonable royalty rate for Licensee’s Patent(s) considering the essential nature of Licensor’s Patent(s) licensed hereunder.

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6.4	Voluntary Termination. Licensee may terminate this Agreement by providing thirty (30) days written notice to the Licensing Administrator.

6.5	Other Terminations. This Agreement may be terminated by the Licensing Administrator upon the occurrence of one or more of the following events:

6.5.1	If Licensee files a petition in bankruptcy or the equivalent thereof, or is the subject of an involuntary petition in bankruptcy that is not dismissed within sixty (60) days after the filing date thereof, or is or becomes insolvent, or admits of a general inability to pay its debts as they become due;

6.5.2	Upon the de facto or de jure nationalization or expropriation of Licensee by governmental or military action, whether or not with valid authority;

6.5.3	Upon any failure by Licensee to provide, within thirty (30) days after written notice from the Licensing Administrator, satisfactory and adequate assurances that Licensee is able and willing to fully and effectively perform its obligations under this Agreement;

6.5.4	Upon Licensee’s failure on more than two occasions during the term of this Agreement to pay royalties and provide statements as required by this Agreement; or

6.5.5	In the event that any of the events listed in Subsections 6.5.1, 6.5.2, 6.5.3 or 6.5.4 hereof occur, this Agreement may be terminated by the Licensing Administrator upon thirty (30) days written notice to Licensee, without right to cure.

6.6	Survival. The following provisions of this Agreement shall survive expiration or termination of this Agreement:

6.6.1	The obligation of Licensee to pay all royalties accrued as of the effective date of expiration or termination pursuant to Article 3 of this Agreement;

6.6.2	The obligation of Licensee to provide statements under Article 3 of this Agreement;

6.6.3	The obligation of the Licensing Administrator to maintain confidentiality under Article 5 of this Agreement; and

6.6.4	The obligations of Licensee pursuant to Sections 8.3 and 8.4.

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7.	NOTICE TO CUSTOMERS

7.1	Notice. As a condition to the licenses granted pursuant to Article 2 hereof, Licensee agrees to provide to any party that receives from Licensee an MPEG-4 Visual Royalty Product the applicable notices as set forth below:

7.1.1	With respect to a Licensee offering MPEG-4 Video Decoders and/or Encoders the following notice shall be given: THIS PRODUCT IS LICENSED UNDER THE MPEG-4 VISUAL PATENT PORTFOLIO LICENSE FOR THE PERSONAL AND NON-COMMERCIAL USE OF A CONSUMER FOR (i) ENCODING VIDEO IN COMPLIANCE WITH THE MPEG-4 VISUAL STANDARD (“MPEG-4 VIDEO”) AND/OR (ii) DECODING MPEG-4 VIDEO THAT WAS ENCODED BY A CONSUMER ENGAGED IN A PERSONAL AND NON-COMMERCIAL ACTIVITY AND/OR WAS OBTAINED FROM A VIDEO PROVIDER LICENSED BY MPEG LA TO PROVIDE MPEG-4 VIDEO. NO LICENSE IS GRANTED OR SHALL BE IMPLIED FOR ANY OTHER USE. ADDITIONAL INFORMATION INCLUDING THAT RELATING TO PROMOTIONAL, INTERNAL AND COMMERCIAL USES AND LICENSING MAY BE OBTAINED FROM MPEG LA, LLC. SEE HTTP://WWW.MPEGLA.COM.

7.2	Licensing Administrator and Licensee agree that the obligations of Article 7 are a material part of this Agreement and are subject to the terms set forth in Section 6.2 of this Agreement, and that products sold in violation of Article 7 shall not be licensed under the terms of this Agreement.

7.3	In the event a Licensee fails to comply with the Notice requirements of Section 7.1, the Licensing Administrator and/or Licensors may assert against Licensee rights for indemnification for damages caused thereby.

8.	MISCELLANEOUS PROVISIONS

8.1	Assignment.

8.1.1	In the event that the right of the Licensing Administrator to grant MPEG-4 Visual Patent Portfolio Licenses is transferred to a successor Licensing Administrator, this Agreement shall be deemed assigned to the successor Licensing Administrator.

8.1.2	This Agreement may not be assigned by the Licensee. This Agreement shall terminate upon the sale by Licensee of all or substantially all of its assets, or capital shares (or similar indicia of ownership), or upon a similar transaction.

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8.2	Notice.

8.2.1	All notices required or permitted under this Agreement to Licensee or Licensing Administrator shall be sent by either Certified Mail with return receipt requested, overnight delivery by commercial or other service which can verify delivery, fax to the number indicated herein, or by e-mail to the address indicated herein. Such notice so sent shall be effective as of the date it is sent. Notwithstanding anything to the contrary herein, amendments to Attachment 1 hereto, if any, shall be effective upon the posting of the new Attachment 1 on the website of the Licensing Administrator and such posting shall constitute notice pursuant to this Section.

8.2.2	All notices from the Licensing Administrator to Licensee shall be sent to:

Title:	______General Counsel_______________

Company:	______DivX, Inc.____________________

Address:	______4780 Eastgate Mall_____________

______San Diego, CA 92121___________

Tel:	______+858 882 0600_________________

Fax:	______+858 882 0604_________________

E-mail:	_______jchen@divxcorp.com___________

CC:

Name:

Title:

Company:

Address:

Tel:

Fax:

E-mail:

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8.2.3	All notices from the Licensee to the Licensing Administrator or its successor shall be sent to:

Contract Administrator

MPEG LA, L.L.C.

250 Steele Street, Suite 300

Denver, Colorado, U.S.A. 80206

Tel: 303-331-1880

Fax: 303-331-1879

E-mail: Contractadministrator@mpegla.com

Website: www.mpegla.com

8.3	Licensee Grant. Upon full execution of this Agreement, Licensee agrees to grant a worldwide, nonexclusive license and/or sublicense (commensurate to the scope of the licenses which Licensee has selected hereunder) under any and all MPEG-4 Visual Essential Patent(s) that Licensee or its Affiliate(s) has the right to license and/or sublicense, to any Licensor or any sublicensee of the Licensing Administrator desiring such a license and/or sublicense on fair and reasonable terms and conditions. For purposes of this Section 8.3 only, the Licensors’ per patent share of royalties which are payable pursuant to Article 3 of this Agreement shall be presumed to be a fair and reasonable royalty rate for the aforementioned license and/or sublicense to be granted by the Licensee.

8.4	Licensee’s Option. In lieu of Section 8.3, Licensee shall have the option to hereby grant a worldwide, nonexclusive, nontransferable, except to a successor Licensing Administrator, license and/or sublicense under any and all of its MPEG-4 Visual Essential Patent(s) to the Licensing Administrator with the right by the Licensing Administrator to grant MPEG-4 Visual Patent Portfolio Licenses that include the MPEG-4 Visual Essential Patent(s) that Licensee or its Affiliate(s) has the right to license or sublicense. Licensee shall identify to the Licensors any and all of its Patents which Licensee believes in good faith to be MPEG-4 Visual Essential Patent(s). Licensors shall determine whether each of the patent(s) identified by Licensee is an MPEG-4 Visual Essential Patent(s) according to an established procedure applicable to all new Patents identified to the Licensors. The terms and conditions of the license and/or sublicense granted by the Licensee to the Licensing Administrator under this Section 8.4 shall be identical to the terms and conditions of the license and/or sublicense granted by each Licensor to the Licensing Administrator. If Licensee elects the option set forth in this Section 8.4, it shall enter into an agreement referred to as the “Agreement Among Licensors,” and other associated agreements which have been entered into by all Licensors.

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8.5	Licensee Covenants.

8.5.1	Licensee hereby covenants to promptly notify the Licensing Administrator in the event that any allowed patent application(s) published for opposition, which is licensed or sublicensed to the Licensing Administrator pursuant to Section 8.4 of this Agreement as an MPEG-4 Visual Essential Patent(s), does not issue as an MPEG-4 Visual Essential Patent(s).

8.5.2	Licensee shall promptly identify to the Licensing Administrator each patent(s), except for MPEG-4 Visual Patent Portfolio Patents of the Licensors, licensable or sublicensable by Licensee, which Licensee believes in good faith to be an MPEG-4 Visual Essential Patent(s) within fourteen (14) days of execution of this Agreement.

8.5.3	In the event that Licensee has granted an exclusive license to a third party under an MPEG-4 Visual Essential Patent(s) prior to the date of Licensee’s execution of this Agreement, Licensee shall advise the Licensing Administrator of such an exclusive license and identify to the Licensing Administrator such third party.

8.6	Licensing Administrator Covenants.

8.6.1	The Licensing Administrator covenants that if during the term of this Agreement it acquires rights to grant sublicenses under additional MPEG-4 Visual Essential Patent(s), the MPEG-4 Visual Patent Portfolio License herein will be supplemented to include such additional MPEG-4 Visual Essential Patent(s).

8.6.2	The Licensing Administrator covenants that, with the exception of partial termination under Section 6.3 of this Agreement, any deletion from the MPEG-4 Visual Patent Portfolio shall occur only upon a determination by the Licensors, or upon a final adjudication of a tribunal of competent jurisdiction from which no appeal is taken or allowed, that the deleted Patent(s) is invalid or unenforceable in the country which issued or published the Patent(s), and that any addition to the MPEG-4 Visual Patent Portfolio shall occur only upon the determination by the Licensors that the additional Patent(s) is an MPEG-4 Visual Essential Patent(s) in the country which issued or published the Patent(s).

8.6.3

The Licensing Administrator further covenants that if any Patent(s) in the MPEG-4 Visual Patent Portfolio sublicensed by the Licensing Administrator to Licensee pursuant to the terms hereof is found not to be an MPEG-4 Visual Essential Patent(s) in the country which issued or published the Patent(s), either by the Licensors or upon a final adjudication of a tribunal of competent jurisdiction from which no appeal is taken or allowed, and such

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Patent(s) which is licensed to Licensee is to be deleted from the MPEG-4 Visual Patent Portfolio, the Licensing Administrator shall give notice to Licensee of such deletion, and Licensee shall have the option to retain its sublicense under the deleted Patent(s) for the remainder of the term of this Agreement, including any renewal pursuant to Section 6.1 hereunder.

8.6.4	The Licensing Administrator covenants that it shall not delete from or add to the MPEG-4 Visual Patent Portfolio for reasons other than stated in Paragraphs 8.6.1, 8.6.2, 8.6.3 and Section 6.3 herein.

8.6.5	The Licensing Administrator covenants that the royalties for specific Licensed Products as set forth in Article 3 of this Agreement shall not increase during the term of this Agreement.

8.7	Most Favorable Royalty Rates. Except as provided in Paragraph 8.7.1 of this Agreement, in the event that the Licensing Administrator grants an MPEG-4 Visual Patent Portfolio License to another party with royalty rates more favorable than those set forth in Article 3 of this Agreement as they pertain to the specific products which are licensed hereunder, whether or not such more favorable royalty rates are on terms and/or conditions that are different than those set forth herein, the Licensing Administrator shall send written notice to Licensee specifying the more favorable royalty rates and any terms and/or conditions that are different than those set forth herein within thirty (30) days of the granting of the MPEG-4 Visual Patent Portfolio License providing for such more favorable royalty rates. Licensee shall be entitled to an amendment of this Agreement to the extent of providing for royalty rates as favorable as that available to such other party within thirty (30) days of sending written notice to the Licensing Administrator requesting such amendment; provided, however, that this Agreement shall also be amended to include any additional terms provided in connection with the more favorable royalty rate as specified by the Licensing Administrator. Any amendment made pursuant to this Section 8.7 shall be effective as of the date it is made, and such more favorable royalty rates shall not be retroactively applicable in favor of the Licensee, and shall not be a basis for claiming any refund of royalties paid or accrued prior to such effective date.

8.7.1	Section 8.7 shall not apply to:

8.7.1.1	Settlement of litigation;

8.7.1.2	Determination by the Licensing Administrator of back royalties owed by a Licensee, including any determination made by the Licensing Administrator pursuant to Subsection 3.5.4;

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8.7.1.3	Compromise or settlement of royalty payments owed by a Licensee in financial distress;

8.7.1.4	Individual licenses or sublicenses granted by a Licensor to a third party;

8.7.1.5	An order of a court or an administrative body; and

8.7.1.6	An unauthorized act of the Licensing Administrator.

8.7.2	Notwithstanding anything to the contrary herein, the Licensing Administrator’s obligations under this Article 8 with respect to any agreement reached under Subsection 3.1.8 shall be limited to providing to Licensee such alternative royalty computation reached with any other licensee at the request of the Licensee.

8.8	Freedom of Independent Development. Nothing in this Agreement shall be construed as prohibiting or restricting Licensors or Licensee from independently developing, purchasing, selling, licensing or otherwise dealing in any product or service regardless of whether such product or service is competitive with the products or services licensed hereunder.

8.9	Relationship. Nothing in this Agreement shall be construed to create a principal-agent relationship, partnership or joint venture between the parties, or give rise to any fiduciary duty from one party to the other party.

8.10	Severability. If any provision of this Agreement is held by a court or tribunal of competent jurisdiction to be unenforceable or contrary to law, the remaining provisions of the Agreement will remain in full force and effect to the extent that the interests of the parties in entering into this Agreement can be realized.

8.11	No Waiver. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not be construed as acquiescence or waiver of such failure to perform such provision. The failure of either party to take action upon the breach of any provision of this Agreement shall not be construed as acquiescence or waiver of any such breach.

8.12	Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns to the extent assignment is permitted by this Agreement.

8.13	Article and Section Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way control the meaning or interpretation of this Agreement.

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8.14	Representation of Counsel; Mutual Negotiation. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated at arm’s length, with the advice and participation of counsel, and prepared at the joint request, direction, and instruction of the parties, and shall be interpreted in accordance with its terms without favor to any party.

8.15	English Language. The parties have agreed that this Agreement and all documents relating thereto be written in English.

8.16	Bankruptcy.

8.16.1	In the event that the Licensing Administrator should file a petition under the federal bankruptcy laws, or that an involuntary petition shall be filed against the Licensing Administrator, the parties intend that Licensee shall be protected in the continued enjoyment of its rights as Licensee under the MPEG-4 Visual Patent Portfolio Patents sublicensed hereunder to the maximum feasible extent including, without limitation, if it so elects, the protection conferred upon licensees under 11 U.S.C. section 365(n). The Licensing Administrator agrees that it will give Licensee notice of the filing of any voluntary or involuntary petition under the federal bankruptcy laws.

8.16.2	The MPEG-4 Visual Patent Portfolio Patents sublicensed hereunder shall be deemed to be “intellectual property” as the term is defined in 11 U.S.C. section 101(35A). All written agreements entered into in connection with the parties’ performances hereunder from time to time shall be considered agreements “supplementary” to this Agreement for purposes of 11 U.S.C. section 365(n).

8.17	Choice of Law. The validity, construction and performance of this Agreement shall be governed by the substantive law of the State of New York, United States of America, without regard to the conflict of law rules. Licensee hereby irrevocably consents to the personal jurisdiction of the courts located within the State of New York for the resolution of any dispute arising under or in connection with this Agreement.

8.18	Third Party Beneficiaries. Except as provided in this Section 8.18, nothing in this Agreement shall be construed to give rise to any obligation on either party hereto for the benefit of a third party other than the Licensors or to confer any rights on any third party other than the Licensors. Notwithstanding anything to the contrary herein, any Licensor or any licensee under an MPEG-4 Visual Patent Portfolio License which is in full compliance with its obligations under such License shall be deemed a third party beneficiary of the obligations under Section 8.3 of any licensee.

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8.19	Entire Agreement.

8.19.1	The provisions of this Agreement, including its attachments and any amendments, constitute the entire Agreement between the parties, and supersede any and all prior communications and understandings, oral or written, between the parties or Licensors relating to the subject matter hereof.

8.19.2	Except for supplementation of or deletion from the MPEG-4 Visual Patent Portfolio by the Licensing Administrator, no amendment of this Agreement shall be effective unless such amendment is in writing and specifically references this Agreement, and is signed by all parties hereto. The Licensing Administrator shall promptly notify Licensee of any supplementation of or deletion from the MPEG-4 Visual Patent Portfolio.

8.20	Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

DivX, Inc.

Date: January 16, 2008	By:	/s/ David Richter, Executive Vice President

MPEG LA, L.L.C.

Date: January 24, 2008	By:	/s/ Lawrence A. Horn, Manager & CEO